UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

2150 Saint Elzear Blvd. West

Laval, Quebec H7L 4A8

SUPPLEMENT TO MANAGEMENT PROXY CIRCULAR AND PROXY STATEMENT

2013 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 21, 2013

Annual Meeting

This Supplement provides updated information with respect to the 2013 Annual Meeting of Shareholders (the “Annual Meeting” or “Meeting”) of Valeant Pharmaceuticals International, Inc. (the “Company”) to be held at 2150 Saint Elzear Blvd. West, Laval, Quebec, Canada H7L 4A8, on Tuesday, May 21, 2013, at 9:00 a.m., local time, for the purposes set forth in the Notice of Annual Meeting of Shareholders dated April 11, 2013 and the accompanying Management Proxy Circular and Proxy Statement (together, the “Proxy Statement”).

The Proxy Statement and the accompanying form of proxy (the “Proxy Card”) were mailed on or about April 11, 2013 to shareholders of record as of April 3, 2013 (the “Record Date”). The Company filed a Supplement with the SEC on May 10, 2013 which contained additional disclosure about the Company and the Annual Meeting. Except as specifically amended or supplemented by the information contained in this Supplement and the Supplement filed with the SEC on May 10, 2013, all information set forth in the Proxy Statement remains accurate and should be considered in voting your shares.

Withdrawal of Nominee for Election as Director

On May 15, 2013, Dr. Laurence E. Paul, a member of the Company’s Board of Directors (the “Board”), resigned as a director of the Company and as a member of the Finance and Transactions Committee and the Nominating and Corporate Governance Committee, each effective as of May 15, 2013, and withdrew his name from nomination for re-election at the Annual Meeting. Dr. Paul’s resignation letter stated that he is resigning from the Board for personal reasons and not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

The size of the Board will be reduced by one, to 10 directors; and at the Annual Meeting, 10 rather than 11 directors will be nominated for election to the Board. Each of the 10 nominees is named in the Proxy Statement.

Voting; Revocability of Proxies

If you have already submitted a proxy to vote your shares, either by returning a completed Proxy Card or voting instruction form or by Internet or telephone voting, you do not need to re-submit your proxy unless you wish to change your vote. Proxy votes already returned by shareholders will remain valid and will be voted at the Meeting unless revoked, except that votes will not be cast for Dr. Paul because he has resigned from the Board and is no longer standing for re-election.

If you have not yet voted your shares, please do so as soon as possible. You may vote by following the instructions for voting as described in the Proxy Statement.

If you are a non-registered shareholder, you can revoke your prior voting instructions by providing new instructions on a voting instruction form or proxy form with a later date, or at a later time in the case of voting by telephone or through the Internet. Otherwise, contact your Intermediary if you want to revoke your proxy or change your voting instructions, or if you change your mind and want to vote in person. Any new voting instructions given to intermediaries in connection with the revocation with proxies must be received in sufficient time to allow intermediaries to act on such instructions prior to the deadline for the deposit of proxies of 11:59 p.m. (Eastern Daylight Time) Friday, May 17, 2013, or at least 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the rescheduled Meeting.

If you are a record shareholder, you may revoke any proxy that you have given until the time of the Meeting by voting again by telephone or over the Internet as instructed in the Proxy Statement, by signing and dating a new Proxy Card and submitting it as instructed in the Proxy Statement, by giving written notice of such revocation to the Corporate Secretary of the Company at our address, by revoking it in person at the Annual Meeting, or by voting by ballot at the Annual Meeting. If you choose to submit a proxy multiple times whether by telephone, over the Internet or by mail, or a combination thereof, only your latest vote, not revoked and received prior to 11:59 p.m. (Eastern Daylight Time) on Friday, May 17, 2013 (or 48 hours, excluding Saturdays, Sundays and holidays, before the rescheduled Meeting) will be counted. A record shareholder participating in person, in a vote by ballot at the Meeting, will automatically revoke any proxy previously given by that shareholder regarding business considered by that vote. However, attendance at the Annual Meeting by a registered shareholder who has voted by proxy does not alone revoke such proxy.

Other Matters

None of the other agenda items presented in the Proxy Statement are affected by this Supplement, and you should carefully review the Proxy Statement prior to voting your shares. As of the date of this Supplement, the Board knows of no other matters which are likely to come before the Meeting other than those presented in the Proxy Statement. If any other matters are properly presented for consideration at the Meeting, the designated proxyholders intend to vote the shares represented by the proxies appointing them on such matters in accordance with the recommendation of the Board and the authority to do so is included in the Proxy.

May 15, 2013